EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Restricted Share Award Plan 2016-2 of Sequans Communications S.A. of our reports dated April 29, 2016, with respect to the consolidated financial statements of Sequans Communications S.A. and the effectiveness of internal control over financial reporting of Sequans Communications S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

Ernst & Young Audit

/s/ Pierre-Henri Pagnon

Represented by Pierre-Henri Pagnon

Paris – La Défense, France

February 6, 2017